Exhibit 99.1
MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES REPORTS FISCAL 2011 SECOND QUARTER
DILUTED EPS OF $0.04 ON REVENUE OF $30.1 MILLION

- Generates Total Cash of $6.8 Million; Net Debt Declines to $13.5 Million at March 31, 2011 -

- Repurchased 762,000 Shares of Common Stock in the Quarter -

AUSTIN, Texas, May 4, 2011 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2011 second quarter ended March 31, 2011, as summarized below:

Summary of 2011 Q2 Results
(In millions, except per share and unit data)

	Three Months Ended March 31,
	2011	2010
Revenue	$30.1	$32.1
EBITDA (1) (2)	$14.1	$12.8
Net income (loss) (3)	$1.2	$(5.6)
Diluted earnings (loss) per share (3)	$0.04	$(0.20)

New units sold (Multimedia Games’ proprietary units)	240	361

Average participation installed units (4):
Domestic	8,690	9,011
International	4,499	5,265
Quarter-end participation installed units (4):
Domestic	8,853	8,157
International	4,551	5,022

(1)
EBITDA is defined as earnings (loss) before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net (loss) income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
EBITDA for the three-month periods ended March 31, 2011 and 2010 includes a pre-tax charge of approximately $0.2 million and $3.2 million, respectively, primarily related to certain facilities in Alabama.

(3)
Net loss and Diluted loss per share for the three-month period ended March 31, 2010 include charges of approximately $5.8 million (of which $5.7 million related to certain facilities in the Alabama market) or a tax-effected $0.20 per diluted share.

(4)
In February 2011, the Company removed nearly all of its charitable bingo units from the Alabama market as a result of closures of Alabama charity bingo facilities.  As of March 31, 2011, the Company had no units in operation at charity bingo facilities in Alabama compared to the 320 units the Company had installed and in operation as of March 31, 2010.

Patrick Ramsey, President and Chief Executive Officer, commented, “Our fiscal 2011 second quarter results reflect continued execution across the entire organization on our business plan, which we believe is leading to further improvements in the Company’s competitive position and financial foundation.  Multimedia Games’ internally developed games are generating increased customer interest across many markets, as evidenced by new unit sales to customers in six states including California, Louisiana, Kansas and Minnesota in the March 2011 quarter.  In addition, the performance of our new games helped drive an increase in our period-end participation installed base for the second consecutive quarter; our first consecutive quarters of growth in this metric in over two years.  The quarterly sequential growth in the installed base came from a broad base of customers in both existing and new markets.  This increase in units resulted in modest year over year and higher quarterly sequential gaming operations revenue growth despite the impact of the closure of the Alabama charity bingo market and the anticipated decline in revenue from our operations in Mexico.

“Our disciplined financial management and cash flow generation continues to drive improvements in the Company’s balance sheet and liquidity.  In addition to supporting our new game development and market expansion efforts, we are actively reinvesting in the Company through repurchases of our common stock, with total purchases in the first half of fiscal 2011 of approximately 1.2 million shares.”

Summary of Fiscal 2011 Second Quarter Operating Results
Fiscal 2011 second quarter revenue declined approximately 6% to $30.1 million compared to revenue of $32.1 million in the fiscal 2010 second quarter, reflecting the anticipated year-over-year decline in new unit sales, the expected decline in participation revenues from the Mexico market and the closure of the Alabama electronic charity bingo market.  Fiscal 2011 second quarter revenue includes approximately $23.4 million in revenue from gaming operations and approximately $6.4 million from gaming equipment and system sales, compared with $23.4 million in revenue from gaming operations and $8.2 million from gaming equipment and system sales in the year-ago period.

Excluding the declines in gaming operations revenues from Alabama charitable electronic bingo operations and from Mexico, which totaled $1.2 million, gaming operations revenues grew 6% year over year.  Gaming equipment and system sales in the fiscal 2011 second quarter includes $4.2 million in revenue related to the sale of 240 new proprietary units and $2.2 million in revenue related to systems, parts and equipment sales.  Gaming equipment and system sales in the fiscal 2010 second quarter includes $5.3 million in revenue related to the sale of 361 new proprietary units and $2.9 million in revenue related to systems, parts and equipment sales.  Other revenue, primarily comprised of service revenue, was approximately $0.3 million in the fiscal 2011 second quarter compared to $0.6 million in the fiscal 2010 second quarter.

Revenue from gaming operations improved 7%, or approximately $1.4 million, on a quarterly sequential basis, and gaming and equipment sales increased 6%, or $0.3 million.  Oklahoma gaming operations revenues increased approximately 5% and revenues from the Company’s remaining major gaming operations markets, including the operation of the central determinant system for the New York State Lottery, rose a combined 10% from the December 2010 quarter.

Net income in the fiscal 2011 second quarter was $1.2 million or $0.04 per diluted share compared to a net loss of $5.6 million, or $(0.20) per share, in the prior-year period.  Included in net income for the 2011 fiscal second quarter and in the net loss for the 2010 fiscal second quarter are impairment charges related to the closure of the Alabama electronic charitable bingo market totaling $0.2 million and $5.7 million, respectively.  Excluding these impairment charges, total operating expenses for the fiscal 2011 second quarter declined year over year by approximately $3.1 million, or 10%, primarily reflecting lower depreciation and amortization expense.

Continued Cash Generation Supports Share Repurchases and Growth Initiatives
Multimedia Games repurchased approximately 762,000 shares of its common stock during the fiscal 2011 second quarter at an average price of $5.57 per share, for total consideration of approximately $4.2 million.  From the inception of the repurchase program on December 3, 2010 through March 31, 2011, the Company has purchased approximately 1,156,000 shares at an average price of $5.42 per share.  As of March 31, 2011, the Company had approximately $8.7 million remaining under its $15 million common stock repurchase plan.

Notwithstanding the allocation of $4.2 million for share repurchases during the fiscal 2011 second quarter, Multimedia Games’ cash balance rose approximately 17%, or $4.5 million, on a quarterly sequential basis, and approximately 45%, or $9.5 million, year over year to $30.7 million as of March 31, 2011.  Total outstanding borrowings as of March 31, 2011, were $44.3 million, compared with $59.6 million as of March 31, 2010.  Total debt, net of cash (net debt), was $13.5 million as of March 31, 2011, representing a quarterly sequential decline of $4.7 million, or 26%, and a year-over-year decline of $24.9 million, or 65%.

The Company generated $5.3 million in free cash flow in the fiscal 2011 second quarter compared to $14.4 million in the year-ago period.  Total cash generation in the fiscal 2011 second quarter was $6.8 million compared to $15.9 million a year ago.  The year-over-year decline in free cash flow and total cash generation primarily reflects the $5.4 million tax refund from the U.S. Treasury Department, lower capital expenditures and higher trade accounts payable recorded in the year-ago period.  (Definitions of “free cash flow” and “total cash generation” are provided on page 4 of this press release).

Adam Chibib, Chief Financial Officer, commented, “Our fiscal 2011 second quarter operating performance and balance sheet improvements reflect the ongoing success of our financial strategy that primarily emphasizes cash returns and profitable revenue growth.  With expectations for further reductions in the Company’s net debt and consistent cash generation going forward, we are in an excellent position to deploy capital over the remainder of fiscal 2011 in order to provide a foundation for revenue growth and for the development of games and technologies that will further expand our product portfolio.”

Product Development, Market Expansion Remain Key Priorities
Multimedia Games sold 240 new proprietary gaming units in the fiscal 2011 second quarter to customers in six states including Louisiana, California, Minnesota and Washington.  The unit sales into the Louisiana market represent the Company’s first sale into a large non-tribal casino market.

Ramsey commented, “Multimedia Games’ development of new, entertaining Class II, Class III and VLT products that deliver attractive returns for our customers is beginning to benefit our financial results.  These products are directly contributing to our expanding penetration into North American gaming markets as reflected in the quarterly sequential increase in our installed base and new unit sales growth, which includes initial sales in new markets.  Of note, we have significantly increased the number of our proprietary Class II games in our installed based with our largest customer.

“In addition to growing customer appreciation of our new games, industry publications have also recognized our distinctive new offerings.  Casino Journal recently named our Side Action™ series video slot product as one of the ‘Top 20 Most Innovative Gaming Technology Products for 2010’ while the Side Action series and our TournEvent® 3.0 slot tournament management system were both named among the 10 winners of Casino Enterprise Management’s ‘5th Annual Slot Floor Technology Awards.’  The TournEvent system in particular is gaining traction with customers as we continue to expand the number of installations throughout the country.”

Mr. Ramsey concluded, “Through a consistent focus on a range of strategic initiatives, including new product development, market expansion and prudent use of our capital, we believe we have additional opportunities to improve our operating results.  We expect these initiatives will further strengthen our foundation for long-term growth and create new value for our shareholders.”

Additional Second Quarter Financial Review
Selling, general and administrative (“SG&A”) expenses for the fiscal 2011 second quarter increased approximately $0.2 million year-over-year to $14.5 million.  SG&A expenses were 48% and 44% of revenues in the second fiscal quarter of 2011 and 2010, respectively.  Fiscal 2011 and 2010 second quarter SG&A included non-cash stock compensation costs of $0.5 million and $0.6 million, respectively.  Depreciation and amortization expense was $10.3 million in the quarter ended March 31, 2011, compared with $13.7 million in the year-ago period.  Capital expenditures in the fiscal 2011 second quarter were approximately $7.7 million compared to approximately $6.0 million in the year-ago period, primarily reflecting the expansion in the Company’s North American footprint.

Updates Strategic Initiatives and Outlook for Key Financial Metrics
Multimedia Games today reiterated its operational and financial goals for fiscal 2011 as first reported on November 11, 2010.  Specifically, the Company anticipates continued diversification of its revenue mix as unit sales increase over time.  Unit sales are expected to be higher in the second half of fiscal 2011 than the first half the year and the Company expects unit sales for the full fiscal 2011 period to increase from the 930 units sold in fiscal 2010.  Fiscal 2011 third quarter total revenues are expected to increase on a year-over-year basis.  Additionally, the Company anticipates higher SG&A in the fiscal 2011 third quarter as it continues to invest in research and development and other expansion efforts.  The Company expects fiscal 2011 total operating expenses, which include SG&A and depreciation and amortization, to decline 5%-10% from fiscal 2010 levels and reiterated its expectation for free cash flow of at least $20 million in fiscal 2011.

Reflecting continued investment in the expansion of the Company’s North American footprint, Multimedia Games now expects fiscal 2011 capital expenditures to range from $30-$35 million.  The $2 million increase in both ends of this range reflects the Company’s expectation for further growth in its participation installed base throughout the second half of fiscal 2011.

Multimedia Games acknowledges that market dynamics are constantly changing.  Actual results could change materially from the expectations noted above based on changes in the Company’s markets, operations, regulatory requirements, estimates and assumptions and other factors as more fully described in the section below titled “Cautionary Language.”

Definitions of “cash generation” and “free cash flow”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (cash flow from operating activities less capital expenditures) as relevant measures of the Company’s performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.

2011 Second Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, May 4, 2011, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

Product names mentioned in this release are trademarks of Multimedia Games, its affiliates or its wholly owned subsidiaries.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", “will”, “expect”, “plan”, “anticipate”, “continue”, “intend”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to future actions, new projects, models, strategies, initiatives, goals, products, systems, new markets, new licenses, customer satisfaction, cash management, financial discipline, improved future performance, or outcomes of contingencies and future financial results of either Multimedia Games or its customers. All forward-looking statements are based on current expectations and projections of future events. The preparation of Multimedia Games' financial statements and forward-looking statements requires Multimedia Games to make estimates and assumptions regarding regulatory enforcement and technical compliance as well as estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, sales and expenses during any reported period.  Actual results may differ materially from these estimates under different assumptions or conditions.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the failure of Multimedia Games to successfully model and execute any business plan or its operating strategies, including any plan aimed at improving Multimedia Games' competitive position or financial foundation; financial strategies such as disciplined financial management, cash flow generation, increased liquidity, balance sheet improvements, cash returns, profitable revenue growth, and capital deployment; product development, operating performance or the expansion of our portfolio, including proprietary units such as the TournEvent system; market expansion or sales initiatives, such as increasing the Company's installed base, placements with new customers or existing customers, and higher annual unit sales; licensing initiatives aimed at increasing Multimedia Games' market share, gaining and retaining access to commercial casino and other markets; and efforts related to the share repurchase program. The outcomes of these plans and strategies may differ materially from their stated objectives as Multimedia Games continues to develop its business model. Multimedia Games may be delayed or prevented from achieving any of these goals due to a failure to continue or maintain required licenses or approvals, or the inability to meet technical requirements, or other issues; an inability to successfully introduce, place or sell new and existing third-party or proprietary games, products, platforms and/or systems into new and existing markets or the inability to incur recurring revenue on such units as anticipated; the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular; the closure of current or future markets due to regulatory requirements or unfavorable changes in laws, regulatory requirements or enforcement actions, either ongoing or unanticipated, against us, our games or customers, and/or adverse decisions by courts, customers, regulators and/or governmental bodies; unfavorable changes in the preferences of our customers, including our largest customer, or their end users resulting in the removal of our games or systems, including any decision to not place such units after the conclusion of any field trial; software or hardware malfunction or fraudulent manipulation thereof; operational risk, errors or omissions not covered by insurance or for which existing insurance may not cover, and the failure to achieve improved performance of our games. Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections of Multimedia Games' Annual Report on Form 10-K and elsewhere in Multimedia Games' filings with the Securities and Exchange Commission. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of March 31, 2011 and September 30, 2010 (In thousands, except share and per-share amounts) (Unaudited)

	March 31,	September 30,
ASSETS	2011	2010
CURRENT ASSETS:
Cash and cash equivalents	$30,711	$21,792
Accounts receivable, net of allowance for doubtful accounts of $660 and $614, respectively	13,679	11,119
Inventory	3,123	3,561
Prepaid expenses and other	2,206	2,713
Current portion of notes receivable, net	14,221	13,698
Federal and state income tax receivable	19,146	19,658
Total current assets	83,086	72,541
Property and equipment and leased gaming equipment, net	46,112	48,588
Long-term portion of notes receivable, net	18,071	25,193
Intangible assets, net	29,084	31,510
Value added tax receivable, net of allowance of $922 and $880, respectively	2,948	4,627
Other assets	3,089	3,635
Total assets	$182,390	$186,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$750	$750
Accounts payable and accrued expenses	21,916	21,501
Deferred revenue	2,695	3,083
Total current liabilities	25,361	25,334
Long-term debt, less current portion	43,500	43,875
Other long-term liabilities	679	737
Deferred revenue, less current portion	1,112	1,551
Total liabilities	70,652	71,497
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 34,086,833 and 33,523,082 shares issued, and 27,027,341 and 27,619,665 shares outstanding, respectively	341	335
Additional paid-in capital	92,596	89,598
Treasury stock, 7,059,492 and 5,903,417, respectively, common shares at cost	(56,420)	(50,128)
Retained earnings	75,238	75,432
Accumulated other comprehensive loss, net	(17)	(640)
Total stockholders’ equity	111,738	114,597
Total liabilities and stockholders’ equity	$182,390	$186,094

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended March 31, 2011 and 2010 (In thousands, except per-share amounts) (Unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUES:
Gaming operations	$23,426	$23,416
Gaming equipment and system sales	6,425	8,169
Other	275	553
Total revenues	30,126	32,138

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	3,780	3,727
Selling, general and administrative expenses	14,451	14,231
Write-off, reserve, impairment and settlement charges	203	3,166
Amortization and depreciation	10,332	13,670
Total operating costs and expenses	28,766	34,794
Operating income (loss)	1,360	(2,656)

OTHER INCOME (EXPENSE):
Interest income	642	919
Interest expense	(813)	(1,142)
Other income	677	61
Income (loss) before income taxes	1,866	(2,818)
Income tax expense	(686)	(2,779)
Net income (loss)	$1,180	$(5,597)

Basic net income (loss) per common share	$0.04	$(0.20)
Diluted net income (loss) per common share	$0.04	$(0.20)

Shares used in net income (loss) per common share:

Basic	27,508	27,341
Diluted	28,339	27,341

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Six Months Ended March 31, 2011 and 2010 (In thousands, except per-share amounts) (Unaudited)

	Six Months Ended March 31,
	2011	2010
REVENUES:
Gaming operations	$45,421	$45,838
Gaming equipment and system sales	12,510	11,419
Other	802	1,146
Total revenues	58,733	58,403

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	7,426	5,837
Selling, general and administrative expenses	30,567	28,903
Write-off, reserve, impairment and settlement charges	203	3,515
Amortization and depreciation	20,320	27,224
Total operating costs and expenses	58,516	65,479
Operating income (loss)	217	(7,076)

OTHER INCOME (EXPENSE):
Interest income	1,435	1,968
Interest expense	(1,648)	(2,450)
Other income	588	113
Income (loss) before income taxes	592	(7,445)
Income tax expense	(786)	(2,281)
Net loss	$(194)	$(9,726)

Basic and diluted loss per common share	$(0.01)	$(0.36)

Shares used in loss per common share:

Basic and diluted	27,774	27,291

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six-Months Ended March 31, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net loss	$(194)	$(9,726)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization and depreciation	20,320	27,224
Accretion of contract rights	3,489	3,478
Share-based compensation	982	1,224
Other non-cash items	317	3,533
Deferred income taxes	—	2,555
Interest income from imputed interest	(1,290)	(1,751)
Changes in operating assets and liabilities	2,186	6,413

NET CASH PROVIDED BY OPERATING ACTIVITIES	25,810	32,950
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(16,925)	(14,282)
Acquisition of intangible assets	(2,032)	(1,740)
Advances under development agreements and placement fees	(800)	(1,950)
Repayments under development agreements	7,084	8,551

NET CASH USED IN INVESTING ACTIVITIES	(12,673)	(9,421)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	2,022	952
Principal payments of long-term debt	(375)	(375)
Payments on revolving lines of credit	—	(15,000)
Purchase of treasury stock	(6,292)	-

NET CASH USED IN FINANCING ACTIVITIES	(4,645)	(14,423)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	427	(362)
Net increase in cash and cash equivalents	8,919	8,744
Cash and cash equivalents, beginning of period	21,792	12,455
Cash and cash equivalents, end of period	$30,711	$21,199

Reconciliation of U.S. GAAP Net income (loss) to EBITDA and Adjusted EBITDA:

EBITDA is defined as earnings (loss) before net interest expense, income taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net income (loss), follows:

Reconciliation of U.S. GAAP Net income (loss) to EBITDA:
	For the Three Months Ended March 31,
	2011	2010
	(in thousands)
Net income (loss)	$1,180	$(5,597)
Add back:
Amortization and depreciation	10,332	13,670
Accretion of contract rights(1)	1,749	1,737
Interest expense (income), net	171	223
Income tax expense	686	2,779
EBITDA	$14,118	$12,812

Calculation of Trailing Twelve Months Adjusted EBITDA
through March 31, 2011 as Defined in Credit Agreement
(in thousands)
Net income	$12,161
Add back:
Amortization and depreciation	44,689
Accretion of contract rights(1)	6,750
Interest expense, net	756
Income tax benefit	(15,888)
EBITDA	48,468
Add back:
Other(2)	6,812
Adjusted EBITDA(3)	$55,280

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.
(2)
“Other” relates to interest income, non-cash stock option expense and non-cash extraordinary or unusual charges, not to exceed $10 million, as provided in the Company’s amended credit facility agreement.

(3)	Adjusted EBITDA represents the calculation of EBITDA, as defined in Multimedia Games’ amended credit agreement solely for the purpose of defining EBITDA within the Company’s credit agreement.

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